In this endorsement "we", "our" and "us" mean
                              The Equitable Life Assurance Society of the United
FACE AMOUNT                   States. "You" and "your" mean the owner of the
INCREASE ENDORSEMENT          policy at the time an owner's right is exercised.
--------------------------------------------------------------------------------

This endorsement is made part of this policy and modifies it by adding the following as the new item 1. of the "Changing the Face Amount of Insurance or the Death Benefit Option" section of this policy:

1. At any time after the first policy year while this policy is in force and the insured is not more than age 80, you may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the insured person. If you request an increase and the rating class of the insured person on the date of the increase is higher, a separate policy will be issued for the amount of the increase. Any increase you ask for must be at least $10,000.

We will establish surrender charges for any increase in the Face Amount of Insurance that represents an increase over the previous highest Face Amount. These will apply before the end of the fifteenth year from the effective date of increase.

If you reduce the Face Amount of Insurance within fifteen years following a face amount increase, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account. Such deduction will be made in accordance with the "Allocations" provision. Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance. Changes in the Face Amount resulting from a change in death benefit option will not be considered in computing the previous highest Face Amount.



           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



     /s/Pauline Sherman                               /s/Edward D. Miller
--------------------------------                 ------------------------------
Pauline Sherman, Vice President,                 Edward D. Miller, Chairman and
Secretary and Associate General Counsel          Chief Executive Officer


S.99-30